Exhibit 10.1


                              EMPLOYMENT AGREEMENT
                              --------------------



         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and effective as of November 19, 2007 between TEMECULA VALLEY BANK, a California state chartered banking corporation ("Bank"), and David Bartram ("Executive").

                                  R E C I T A L

         Bank desires that Executive be employed as President of the SBA Division of Bank and Executive desires to be so employed subject to the terms and conditions herein stated.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the parties agree as follows:

         1.   TERM OF EMPLOYMENT.
              ------------------

              1.1. Term. Bank hereby agrees to employ Executive, and Executive hereby accepts employment with Bank, for the period ("Term") commencing on the first day Executive reports for work ("Commencement Date"), and terminating on such date and upon such terms as provided for in Section 4 hereof.

         2.   DUTIES OF EXECUTIVE.
              -------------------

              2.1. Duties. Executive shall perform the duties of President of the SBA Division of Bank, as assigned by Bank's Chief Executive Officer, subject to the powers by law vested in the Board of Directors of Bank and in Bank's shareholder. During the Term, Executive shall perform the services herein contemplated to be performed by Executive with due care faithfully, diligently, to the best of Executive's ability and in compliance with all applicable laws and Bank's Articles of Incorporation and Bylaws.

              2.2. Exclusivity. Executive shall devote substantially all of Executive's productive time, ability and attention to the business of Bank during the Term. Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, firm or corporation for compensation without prior consent evidenced by a resolution duly adopted by the Board of Directors of Bank, or the Executive Committee thereof. Notwithstanding the foregoing, Executive may (i) make investments of a passive nature in any business or venture and if competitive, directly or indirectly, with Bank's activities, only in publicly traded securities (exchange listed securities) in an amount not to exceed 5% of the outstanding securities of a particular investment; (ii) serve in any capacity in civic, charitable or social organizations, provided, however, that such services are not competitive, directly or indirectly, in any manner with Bank; and (iii) participate as an officer of the National Association of Government Guaranteed Lenders.

         3.   COMPENSATION AND BENEFITS.
              -------------------------

              3.1. Salary. For Executive's services hereunder, Bank shall pay, or cause to be paid to Executive, an annual gross base salary of $390,000 during the Term ("Base Salary"), beginning with the Commencement Date, payable in equal installments in accordance with Bank's normal payroll periods as in effect from time to time. The Board of Directors shall also, from time to time, grant such additional "merit" increases, if any, in, the Base Salary as are determined after review to be appropriate in the discretion of the Executive Officer Compensation Committee and the Board of Directors.

              3.2.  Bonus.

                    (a) Executive shall be entitled to an Incentive Bonus, determined in accordance with this Section. For calendar years 2007 (subject to pro ration, as provided below) and 2008, the Incentive Bonus shall equal the greater of 4% of Net Operating Earnings (as defined below) of Bank's SBA Department or $300,000, but in no event shall the Incentive Bonus be greater than 200% of Executive's Base Salary as in effect as of the year end on which the Incentive Bonus is based. For 2007, the Incentive Bonus shall be pro-rated based upon the Commencement Date. For example, if the Commencement Date is 11/15/07, the Incentive Bonus would be the greater of 4% of the Net Operating Earnings of Bank's SBA Department for 46 days ($300,000 x (46/365) = $37,800), with a maximum of $97,500 ($390,000 / 12 = $32,500 x 1.5 = $48,750 x 2 =
$97,500). After calendar year 2008, the Incentive Bonus shall equal 4% of Net Operating Earnings of Bank's SBA Department, but in no event shall the Incentive Bonus be greater than 200% of Executive's Base Salary as in effect as of the year end on which the Incentive Bonus is based. For purposes of this Section 3.2, "Net Operating Earnings" is net income, solely attributable to Bank's SBA Department, before income taxes and corporate administrative charges. The Incentive Bonus shall be paid on or before March 15 of the calendar year following the year in which it was earned.

                    (b) Subject to Section 4.3, as a signing bonus Executive shall receive $8,334 per month, for 12 months ($100,008 in the aggregate), payable for the first time on the first day of the month after the Commencement Date and on the first day of each of the next 11 successive calendar months.

              3.3. Vacation. Executive shall be entitled to 25 days of vacation leave each full year of the Term, and prorated for any partial year of the Term, accruing in accordance with Bank policy.

              3.4. Car Allowance and Equipment. During the Term, Executive shall receive a $1,000 per month car allowance. During the Term, Bank shall also provide Executive with a personal digital assistant for Executive's reasonable use in the performance of his duties hereunder and, within 30 days of receipt by Bank of documentation provided in accordance with Bank policy, Bank shall pay all reasonable expenses in connection with the business use of such cellular phone.

              3.5. Group Medical and Other Benefits. During the Term, Bank shall provide for Executive's participation in the medical and other benefit plans offered to other similarly titled employees of Bank, commencing on the first day of the month following the Commencement Date, except that Executive will not become eligible to participate in Bank's 401(k) Plan until the first day of the month following the 90th day after the Commencement Date. During the Term, Executive will also be eligible to participate in a deferred compensation plan and ESOP.

              3.6. Sick Leave. Executive shall be entitled to sick leave in accordance with Bank's personnel policy. Accrued sick leave may not be carried over from prior periods and Executive shall not be entitled to be paid in lieu thereof.

              3.7. Stock Options. As soon as practicable and when legally permissible after the Commencement Date, Executive shall receive an incentive stock option under one or more plans ("Plans") maintained by Temecula Valley Bancorp Inc. ("Company") that will entitle Executive, upon vesting, to purchase up to an aggregate of 40,000 shares of the Company's common stock. The vesting schedule shall provide for the vesting of one-third of the options at the end of each of the next three successive 12-month periods after the Commencement Date, subject to all applicable provisions of the applicable Plans and the stock option agreement to be entered into between Executive and Company.

              3.8 Salary Continuation Plan. Subject to Executive's successful passing of a required physical examination and insurability, as determined by Bank and Bank's insurance provider, Executive shall receive a salary continuation plan as soon as practicable that provides for an annual $100,000 benefit when Executive reaches the age of 65 for up to 15 years, with such other terms as shall be agreed upon by Bank and Executive.

         4.   TERMINATION.
              -----------

              4.1. Termination With Cause. Except as otherwise specifically contemplated herein, this Agreement, and Executive's employment hereunder, may be terminated by Bank, at Bank's option, with notice to Executive, upon the occurrence of any of the following events:

                    (a) A material breach by Executive of any of the express terms or provisions of this Agreement;

                    (b) Executive is charged with illegal activity or pleads guilty to or nolo contendere to, illegal activity except minor violations such as a traffic violation;

                    (c) Executive fails to meet written performance goals established by Bank's Chief Executive Officer;

                    (d) Executive has committed any illegal or dishonest act which would cause termination of coverage under Bank's Bankers Blanket Bond as to Executive or termination of coverage as to Bank as a whole;

                    (e) Executive fails to perform or neglects Executive's duties or commits an act of malfeasance or misfeasance in connection therewith;

                    (f) Executive becomes permanently disabled, as determined in good faith by the Board of Directors;

                    (g) Any regulatory agency having jurisdiction, requests Executive's dismissal or removal, issues a notice of suspension or removal, finally removes, or suspends Executive from office;

                    (h) Any supervisory or regulatory authority having jurisdiction takes possession of the property and business of Bank; or

                    (i)   The death of the Executive.

              4.2. Termination Without Cause. During the Term, subject to provisions specifically contemplated to survive termination, this Agreement and Executive's employment hereunder may be terminated by either party without cause upon 30 days prior written notice to the other, provided, however, at Bank's option, at anytime during the 30 day notice period, Bank may request that Executive cease his employment activities with Bank or otherwise perform such activities as may be designated by Bank.

              4.3. Compensation Upon Termination. If this Agreement and Executive's employment is terminated by Bank pursuant to Section 4.1 above, or by Executive pursuant to Section 4.2, Executive shall receive, on the date of termination, only his Base Salary earned and not paid through the effective date of such termination. If this Agreement and Executive's employment is terminated by Bank pursuant to Section 4.2 or within six months before or after a Change of Control, as defined in Section 4.4, and Section 4.1 is not applicable to such termination, subject to any limitations on payments under applicable federal or state law, Executive shall receive the same amount as if the termination had been pursuant to Section 4.1, which amount shall be paid on the date of termination, plus a severance payment (without interest or other adjustment) in an amount equal to Executive's Base Salary for 12 months (as in effect immediately prior to termination), payable on the first day of each full calendar month after termination for twelve months, in equal installments, in accordance with Bank's normal payroll practices.

              4.4. Vesting of Options Upon Change of Control. Executive's option agreements covering Company stock options to be issued to him, from time to time, shall provide that in the event of a Change of Control (as defined below), all options shall vest immediately prior to any Change of Control. "Change of Control" shall be as defined in Section 1.409A-3(i)(5) of the 409A regulations of the Internal Revenue Code, and shall mean a change in the ownership of Bank or Company (Section 1.409A-3(i)(5)(v)); a change in the effective control of Bank or Company (Section 1.409A-3(i)(5)(vi)), or a change in the ownership of a substantial portion of the assets of Bank or Company (Section 1.409A-3(i)(5)(vii)). Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred as a result of any transaction whose primary purpose is to change the jurisdiction of incorporation of Company or Bank or the transfer is to an "Affiliate," as that term is defined in 12 U.S.C. Section 371c.

         5.   RESTRICTION ON TIMING OF DISTRIBUTION.
              -------------------------------------

              Notwithstanding any provision of this Agreement to the contrary, distributions to Executive may not commence earlier than six months after the date of a Separation from Service (as defined below) (or, if earlier, the date of death of Executive) if, pursuant to Internal Revenue Code Section 409A, as may be amended from time to time ("Section 409A"), Executive is considered a "specified employee" (under Internal Revenue Code Section 416(i)) of Bank if any stock of Bank or Company is publicly traded on an established securities market, or otherwise. In the event a distribution is delayed pursuant to this Section 5, the originally scheduled distribution shall be delayed for six months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six months of installment payments shall be delayed, aggregated and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six months and instead be made on the first day of the seventh month. "Separation from Service" shall mean that Executive has experienced a termination of employment from Bank which will be deemed to have occurred where the facts and circumstances indicate that Executive and Bank reasonably anticipated that Executive would permanently reduce his level of bona fide service to Bank to a level not to exceed 25% of the average level of bona fide services provided to Bank in the immediately preceding 12 months.

         6.   GENERAL PROVISIONS.
              ------------------

              6.1.  Ownership of Books and Records; Confidentiality.

                    (a) All records or copies thereof of the accounts of customers, and any other records and books relating in any manner whatsoever to Bank customers, and all other files, books and records and other materials owned by Bank or Company or used by them in connection with the conduct of its business, whether prepared by Executive or otherwise coming into his possession, shall be the exclusive property of Bank and Company regardless of who actually prepared the original material, book or record. All such books and records and other materials, together with all copies thereof, shall be immediately returned to Bank by Executive on any termination of his employment; and

                    (b) During the Term, Executive will have access to and become acquainted with what Executive and Bank acknowledge are trade secrets, to wit, knowledge or data concerning Bank and Company, including its operations and business, and the identity of Bank customers, including knowledge of their financial condition, their financial needs, as well as their methods of doing business. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Term or thereafter, except as required in the course of Executive's employment with Bank.

              6.2. Assignment and Modification. This Agreement, and the rights and duties hereunder, may not be assigned by Executive.

              6.3. Notices. All notices required or permitted hereunder shall be in writing and shall be delivered in person, sent by courier, by facsimile or certified or registered mail, return receipt requested, postage prepaid as follows:

              To Bank:             Temecula Valley Bank
                                   27710 Jefferson Drive, Suite A100
                                   Temecula, California 92590
                                   Attn:  Stephen H. Wacknitz, President/
                                          Chief Executive Officer
                                   Facsimile:  (951) 694-9194

              With a copy to:      Stephanie E. Allen, Esq.
                                   McAndrews, Allen & Matson
                                   1100 South Coast Highway, Suite 308
                                   Laguna Beach, CA  92651
                                   Facsimile:  (949) 497-0291

              To Executive:        David Bartram
                                   (as he shall provide to Bank from time to time)

or to such other party or address as either of the parties may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received on the date received if delivered in person, by courier or by facsimile, or on the third day next succeeding the date of mailing if sent by certified or registered mail, postage prepaid.

              6.4. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of the parties.

              6.5. Entire Agreement. Except as provided herein, this Agreement constitutes the entire agreement between the parties, and all prior negotiations, representations, or agreements between the parties, whether oral or written, are merged into this Agreement. This Agreement may only be modified by an agreement in writing executed by both of the parties hereto.

              6.6. Governing Law. This Agreement shall be construed in accordance with the laws of the State of California.

              6.7. Executed Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement and each of which shall be an original for all purposes.

              6.8. Section Headings. The various section headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any section hereof.

              6.9. Calendar Days/Close of Business. Unless the context so requires, all periods terminating on a given day, period of days or date shall terminate on the close of business on that day or date and references to "days" shall refer to calendar days.

              6.10. Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions hereof, shall not be affected thereby.

              6.11. Attorneys' Fees. In the event that any party shall bring an action or arbitration in connection with the performance, breach or interpretation hereof, then the prevailing party in such action as determined by the court or other body having jurisdiction shall be entitled to recover from the losing party in such action, as determined by the court or other body having jurisdiction, all reasonable costs and expenses of litigation or arbitration, including reasonable attorneys' fees, court costs, costs of investigation and other costs reasonably related to such proceeding, in such amounts as may be determined in the discretion of the court or other body having jurisdiction.

              6.12. Rules of Construction. The parties hereby agree that the normal rule of construction, which requires the court to resolve any ambiguities against the drafting party, shall not apply in interpreting this Agreement. This Agreement has been reviewed by each party and counsel for each party and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto. Each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if any provision shall be prohibited or ruled invalid under applicable law, the validity, legality and enforceability of the remaining provisions shall not, except as otherwise required by law, be affected or impaired as a result of such prohibition or ruling.

         IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

         Bank:                     TEMECULA VALLEY BANK


                                   By:   /s/ STEPHEN H. WACKNITZ
                                         ---------------------------------------
                                         Stephen H. Wacknitz
                                         President and Chief Executive Officer


         Executive:                      /s/  DAVID BARTRAM
                                         ---------------------------------------
                                         David Bartram